Exhibit 99.1
CROSSTEX
JUNE 29, 2006
CROSSTEX ENERGY COMPLETES ACQUISITION OF BARNETT SHALE
MIDSTREAM FACILITIES FROM CHIEF HOLDINGS LLC
DALLAS, June 29, 2006 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced it has completed the previously announced purchase of the natural gas gathering pipeline systems and related facilities of privately owned Chief Holdings LLC for $480 million. This transaction resulted from a joint bid by Crosstex and Devon Energy Corporation (NYSE: DVN) to acquire Chief’s assets in the prolific Barnett Shale.
“This acquisition solidifies Crosstex Energy’s already strong position in the Barnett Shale, which is the largest gas shale in the continental United States,” said Barry E. Davis, President and Chief Executive Officer. “The assets we acquired from Chief, paired with our North Texas Pipeline, enable Crosstex to deliver a continuing supply of natural gas to expanding markets, strengthen our important alliance with Devon Energy, and further bolster our strategies for organic growth and consolidation in the play.”
As previously announced, contemporaneous with the closing of the acquisition, the Partnership issued 12.8 million senior subordinated series C units in a private placement for $360 million, and amended its revolving bank facility to increase the facility to $1 billion. This new equity and debt financing will fund not only the Chief acquisition, but the Partnership’s other announced capital projects. The senior subordinated series C units will convert to common units in February 2008, and until that time will not participate in the cash distributions of the Partnership. One-half of the senior subordinated series C units were acquired by Crosstex Energy, Inc., which financed the acquisition of the units through a private placement of 2.5 million shares of common stock.
Through this acquisition, Crosstex acquired approximately 250 miles of existing pipeline with up to an additional 400 miles of planned pipelines located in Parker, Tarrant, Denton, Palo Pinto, Erath, Hood, Somervell, Hill and Johnson counties. The assets also include a 125-million-cubic-feet-per-day carbon dioxide treating plant and compression facilities with 26,000 horsepower. Approximately 160,000 net acres owned by Chief, now operating under Devon, and 60,000 net acres owned by other producers will be dedicated to the systems.

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. (NASDAQ: XTXI) owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at
http://www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.
The securities mentioned above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities.
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Investor Contact: William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500
Media Contact: Jill McMillan, Public Relations Specialist
Phone: (214) 636-1260